Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson Sr. Director, Investor Relations NPS Pharmaceuticals, Inc. (801) 583-4939

NPS Announces Aggressive Plan to Restructure Operations and Cut Costs

Conference Call Scheduled for 2 pm Eastern Time Today

Parsippany, NJ – June 12, 2006 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) CEO N. Anthony Coles, M.D., announced today a new initiative to maximize shareholder value by significantly reducing cash burn, reprioritizing the company’s development portfolio, and leveraging its proprietary R&D assets. To support this initiative, the company is taking the following immediate actions.

Restructuring to Decrease Cash Burn

NPS is reducing staff at each of its facilities and discontinuing all activities related to the commercialization of PREOS® in the United States. Specifically, NPS is:

•	reducing staff by 53 percent;

•	closing a technical operations facility in Mississauga, Ontario, Canada;

•	eliminating commercial sales and related field operations;

•	terminating the company’s agreement with Allergan to promote Restasis® Ophthalmic Emulsion to rheumatologists; and

•	subleasing 50 percent of its Salt Lake City facility; .

The net effect of these changes reduces the total number of employees to 230. Additionally, the board of directors has reduced director compensation in accordance with these cost cutting measures. As a result of this restructuring, cash burn for 2006 will decrease to approximately $135 million to $145 million. The company expects to end 2006 with two years of cash, with an approximate year-end cash and cash equivalents balance between $114 million and $124 million.

Dr. Coles stated: “We are taking these measures to reduce operating expenses and preserve cash so we can pursue projects with the highest potential returns and build a stronger and healthier company. These cost saving measures will result in an immediate and significant decrease in spending for the company. We will continue to seek productivity improvements and increased operating efficiencies as we go forward. I regret that these actions require the elimination of roles for many talented people who have made important contributions to NPS and we wish them every success as they leave us.”

Reprioritizing the Development Portfolio

NPS will focus its clinical development activities on teduglutide, its proprietary potential first-in-class drug candidate for gastrointestinal disorders, and will work to accelerate the drug’s development for Crohn’s disease and other indications. Patient enrollment for the Short Bowel Syndrome (SBS) trial continues and aggressive efforts will be made to file a new drug application for this indication by 2008.

Dr. Coles stated: “With our pharmaceutical partners GlaxoSmithKline, AstraZeneca and Janssen making excellent progress in their programs to develop calcilytics, mGluR modulators and glycine transport inhibitors, respectively, multiple NPS-discovered compounds are being advanced through the clinic with development investments by our partners. We have recently announced that the calcilytics program, led by GlaxoSmithKline, is advancing to later-stage clinical studies for the treatment of patients with osteoporosis. With the recent successful completion of a proof-of-concept trial for this compound in healthy post-menopausal women, this program has reached an important risk-reducing milestone. These orally active small molecules may represent an important efficacy and convenience opportunity in the multi-billion dollar osteoporosis market and have the potential to be the first oral anabolic agents for improving bone micro-architecture in this debilitating disease. Additionally, our partner AstraZeneca announced last week that they are conducting ongoing Phase I studies for an mGluR compound, indicating its rapid advancement in the clinic.

“This partnership model allows us to balance our risk in the discovery and development of novel compounds with a financial contribution from our partners, while retaining valuable downstream co-promotion rights in the case of the calcilytics and mGluR programs. As these partnered compounds advance in the clinic in parallel with NPS-proprietary compounds, this risk-sharing investment model places us in an ideal position to implement an aggressive development plan for teduglutide and focus our resources and efforts on this potential first-in-class compound.”

Maximizing PREOS Value

Because of the delay in FDA approval of PREOS and the uncertainty regarding the time and expense needed to obtain U.S. approval, NPS is revising its U.S. strategy for PREOS. The company is discontinuing all current commercialization activities for the U.S. launch of PREOS, while evaluating the most appropriate regulatory, development and investment options for bringing PREOS to the market. The company has previously disclosed that the two options it is assessing are the filing of an amendment with data from existing and ongoing studies and the initiation of a new clinical trial to collect additional data to demonstrate the benefit/risk ratio of PREOS.

Dr. Coles stated: “PREOS is a valuable global asset for NPS. We continue to believe it is an important, effective and well-tolerated treatment for post-menopausal women with osteoporosis. Given the clinically meaningful reduction in vertebral fracture risk demonstrated in the pivotal TOP trial, we believe PREOS deserves to be made available to patients globally as an alternative to existing therapies. Its approval by the EMEA validates its effectiveness in women who desperately need treatment choices. Our partner, Nycomed, began the launch of Preotact in Europe last week and will continue launching throughout the rest of the EU over the next year. We intend to support their launch efforts and the commercialization of PREOS outside the United States as we work to address the issues raised in the FDA approvable letter. We continue to anticipate that an amendment to our NDA without a new clinical trial may be sufficient, but if it becomes evident that data from a new trial is necessary for registration, we have decided not to pursue additional trials without a partner to fund that effort.”

Leveraging a Discovery Heritage

The NPS discovery team is currently working on a series of antiepileptic compounds from which it expects to select a lead candidate for preclinical development by the end of the year. Discovery scientists are also working on earlier-stage proprietary programs in obesity and schizophrenia.

Dr. Coles noted: “Our ability to discover novel medicines has been validated by the commercial launches of Sensipar® and PREOTACT. Our potential first-in-class compound, teduglutide, also provides further evidence of the innovation that has been a key part of our research effort and we look forward to advancing it in development. Additionally, the clinical advances being made with calcilytics, mGluRs and the glycine transport inhibitor program by our development partners give NPS another opportunity to leverage the productivity of our laboratories. We will continue to build on this rich heritage by ensuring that our discovery team has the technology and resources it needs to maintain this high level of productivity.”

Operating Principles

The company’s guiding principles to support this new initiative will be to manage its cash prudently with a focus on operating efficiency, execution of product development plans to drive toward NDAs and the regular announcement of financial guidance. The company will also ensure that it has the necessary skills and competencies in place to manage this initiative. Consistent with this, NPS has recently announced the addition of several new senior executives with significant industry experience in the fields of regulatory affairs, corporate development, clinical research and market development.

“This set of experiences is an important enhancement to the existing management team and I am confident that the team we are building has the right capabilities and leadership skills to take NPS to the next level of growth,” stated Dr. Coles. “We have been fortunate to attract a top-quality team and now is the time for us to deliver against this initiative.”

Financial Guidance

The restructuring initiative will reduce 2006 cash burn to between $135 million to $145 million this year. The company expects to end 2006 with two years of cash, with an approximate year-end cash and cash equivalents balance between $114 million and $124 million.

Dr. Coles concluded: “With two products from our own laboratories already commercialized, two programs in or approaching late-stage clinical development, continued progress in partnered programs and new drug candidates emerging from discovery research, we are demonstrating our ability to bring novel medicines to patients with unmet medical needs. This remains our primary motivation and commitment, and I am very optimistic about what we can achieve in the months and years ahead.”

Upcoming Milestones

The company plans to reach the following milestones by the end of this year:

•	Launch a new clinical development program for teduglutide in Crohn’s disease

•	Advance one or more partnered products into later-stage clinical development

•	Announce the U.S. regulatory strategy for PREOS

•	Identify a lead compound for preclinical development as a potential treatment for epilepsy and other neuropsychiatric conditions

•	End the year with approximately $114 million to $124 million in cash

Conference Call and Webcast Information

Today’s conference call will be held at 2:00 p.m. EDT. To participate, dial 1-866-700-6293 and use passcode 31582671. International callers may dial 617-213-8835 and use the same passcode. In addition, live audio of the call will be webcast and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). Callers may access the event replay by dialing 1-888-286-8010 (with passcode 13850400). A replay for international callers can be accessed with the same passcode at 617-801-6888. Both the webcast and conference call will be archived until June 19, 2006.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions

of the Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our expectation that we will launch a new development program for teduglutide in Crohn’s disease; advance one or more partnered products into later-stage clinical development; announce the U.S. regulatory strategy for PREOS; identify a lead compound for preclinical development to treat epilepsy; and, end the year with approximately $114 million to $124 million in cash. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: future clinical trials may demonstrate that teduglutide is not safe and/or efficacious and therefore not support the filing of a new drug application with the FDA; the process of submitting a complete response to the PREOS approvable letter may be time-consuming, uncertain and subject to unanticipated delay and cost; the FDA may not consider our response to the PREOS approvable letter to be a complete response, which would further delay the regulatory approval process for us; we have no control over and are entirely dependent on our collaborators and licensees, including Nycomed, GlaxoSmithKline, AstraZeneca and Janssen to advance the product candidates that are subject of our collaborations or licenses; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of June 12, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the first quarter 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005.